SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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NASH-FINCH COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the Annual Meeting of Stockholders

Company Headquarters
7600 France Avenue South
Minneapolis, Minnesota 55435
May 18, 2004

      The 2004 Annual Meeting of Stockholders of Nash Finch Company will be held on Tuesday, May 18, 2004, at 10:00 a.m., Central Daylight Time, at the address shown above for the following purposes:

1. To elect three directors to serve for three-year terms; and

2. To transact such other business as may properly come before the meeting.

      Only stockholders of record as shown on the books of Nash Finch as of the close of business on March 19, 2004 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Stockholders are entitled to one vote for each share held of record at that time.

      Nash Finch’s proxy statement is attached to this notice. Financial and other information about Nash Finch is contained in its annual report on Form 10-K for the fiscal year ended January 3, 2004.

By Order of the Board of Directors

KATHLEEN E. MCDERMOTT
Senior Vice President, General Counsel
and Secretary

Minneapolis, Minnesota

April 9, 2004

      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting. For additional instructions on voting by telephone or the Internet, please refer to the following page or to your proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them on voting your shares.

THERE ARE THREE WAYS TO VOTE YOUR PROXY
INTRODUCTION
PURPOSES OF ANNUAL MEETING
OUTSTANDING SHARES; VOTING RIGHTS
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER BENEFITS
Summary Compensation Table
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
2005 STOCKHOLDER PROPOSALS
HOUSEHOLDING INFORMATION
MISCELLANEOUS

THERE ARE THREE WAYS TO VOTE YOUR PROXY

      If you are a shareholder of record, your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or by the Internet saves us administrative and postage costs.

Vote by Phone — Toll Free — 1-800-560-1965 — Quick, Easy, Immediate

•	Use any touch tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 noon, Central Daylight Time, on May 17, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

Vote by Internet — http://www.eproxy.com/nafc/ — Quick, Easy, Immediate

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 noon, Central Daylight Time, on May 17, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

Vote by Mail

•	Mark your voting choices on the proxy card, sign it and date it.

•	Return the proxy card in the postage-paid envelope we’ve provided, or send it to Nash Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

      If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or via the internet. If you provide specific voting instructions by mail, telephone or the internet, your broker or nominee will vote your shares as you have directed.

7600 France Avenue South
Minneapolis, Minnesota 55435
(952) 832-0534

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2004

INTRODUCTION

      The Board of Directors of Nash Finch Company solicits your proxy for use at the Annual Meeting of Stockholders to be held Tuesday, May 18, 2004, at 10:00 a.m., Central Daylight Time, at the Company’s headquarters at the address shown above, and at any adjournment or adjournments thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in such proxy.

      Whether you have voted by telephone, the Internet or mail, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Secretary of Nash Finch;

•	voting by Internet or telephone at a later time;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Annual Meeting.

      A stockholder who attends the Annual Meeting need not revoke his or her proxy card and vote in person, unless he or she wishes to do so.

      This proxy statement is first being mailed to our stockholders on or about April 9, 2004.

PURPOSES OF ANNUAL MEETING

      We will conduct the following business at the Annual Meeting:

1. Elect three directors to serve for three-year terms; and

2. Such other business as may properly come before the Annual Meeting.

OUTSTANDING SHARES; VOTING RIGHTS

      The close of business on Friday, March 19, 2004 has been fixed by our Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On March 19, 2004, we had outstanding 12,285,696 shares of our common stock, par value $1.66 2/3 per share. Each share of our common stock entitles the holder to one vote at the Annual Meeting, and no cumulative voting is allowed. A majority of the total shares of common stock issued and outstanding as of the record date (6,142,849 shares) must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the meeting for purposes of determining a quorum if you:

•	Are present and vote in person at the meeting; or

•	Have properly submitted a proxy card or voted over the telephone or the Internet on a timely basis.

If you vote in person at the meeting or submit a proxy card (by telephone, the Internet or mail), your shares will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, even if you withhold votes from director nominees, or abstain or fail to vote on particular matters, or if a “broker non-vote” (described below) occurs on a particular matter.

      If you use Internet or telephone voting or return your properly signed proxy card in a timely fashion before the Annual Meeting, we will vote your shares as you direct. If you do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, we will vote them (i) FOR the election of all director nominees, and (ii) with respect to any other business which may properly come before the Annual Meeting, or any adjournment or adjournments thereof, according to the best judgment of the proxies named on the enclosed proxy card.

      Stockholders may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Shares for which votes are withheld on the election of any director will be treated as shares present and entitled to vote on the election of directors generally, and will therefore have the same effect as a vote against that director. The election of the directors requires the affirmative vote of a majority of the total shares of our common stock present at the meeting, whether in person or by proxy, and entitled to vote on the election of directors.

      If your shares are held in a brokerage account in your broker’s name (“street name”) and you do not provide voting instructions to your broker, your broker may vote your shares on proposals where it has discretionary authority to vote, but not on proposals where it does not have discretionary authority to vote. In the latter situation, a broker non-vote occurs. Broker non-votes effectively reduce the number of shares needed to approve a particular proposal. Nasdaq rules permit brokers discretionary authority to vote on the election of directors, so if you do not vote your street name shares, your broker has authority to vote them on your behalf.

      Ballots will be passed out during the meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nomination

      Our Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall consist of not less than nine or more than seventeen members, as determined from time to time by the Board of Directors, divided into three classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year. The Board of Directors has determined that there will be nine directors for the ensuing year.

      The terms of three current members of the Board of Directors, Allister P. Graham, Ron Marshall and Laura Stein, will expire at the Annual Meeting, and all three of these individuals have been nominated by the

Board of Directors for re-election to serve as directors of Nash Finch for three-year terms expiring at the 2007 Annual Meeting of Stockholders, or until their successors are duly elected and qualified. Each of these three individuals was previously elected by the stockholders of Nash Finch as a member of the Board of Directors. The terms of the remaining six current members of the Board of Directors will expire as indicated below.

      The affirmative vote of a majority of the total shares of common stock represented in person or by proxy and entitled to vote is required for the election of the three nominees. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the three nominees named in the proxy card, unless otherwise directed by the stockholder. The Board of Directors recommends a vote FOR the election of each of the nominees. While the Board of Directors has no reason to believe that any of the persons named will not be available as a candidate, if such a situation arises, the proxy will be voted to elect such other person as determined in the discretion of the proxies named on the enclosed proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Information About Directors and Nominees

      The following information as of March 5, 2004 is provided concerning the three nominees for election as directors of Nash Finch, and the other directors presently serving as directors of Nash Finch but not standing for election at the Annual Meeting.

     Nominees for three-year terms expiring in 2007:

Allister P. Graham Director since 1992 Age 67	Mr. Graham retired in September 1998 as the Chief Executive Officer of The Oshawa Group Limited, a food distributor in Canada, a position he held for more than five years. He retired in February 1999 as the Chairman and a director of The Oshawa Group Limited as a result of a change of control. Mr. Graham also serves as a director of Manulife Financial Corporation, a provider of financial protection and wealth management products, and as a trustee of the Associated Brands Income Fund, a manufacturer and supplier of private label dry blend food and household products.

Ron Marshall Director since 1998 Age 49	Mr. Marshall has served as the Chief Executive Officer of Nash Finch since June 1998, and served as the President of Nash Finch from June 1998 to September 2002.

Laura Stein Director since 2001 Age 42	Ms. Stein has served as Senior Vice President and General Counsel of H. J. Heinz Company, a global marketer and manufacturer of branded food products, since January 2000. She previously served in various positions in the Legal Services Department of The Clorox Company, a global manufacturer of branded household products, from May 1992 to December 1999, last holding the position of Assistant General Counsel — Regulatory Affairs.

Directors not standing for election this year whose terms expire in 2005:

Carole F. Bitter, Ph.D. Director since 1993 Age 58	Dr. Bitter has served as the President and Chief Executive Officer of Harold Friedman, Inc., an operator of retail supermarkets, since 1976.

John H. Grunewald Director since 1992 Age 67	Mr. Grunewald retired in January 1997 as Executive Vice President, Finance and Administration of Polaris Industries, Inc., a manufacturer of recreational equipment, a position he had held since September 1993. Mr. Grunewald also serves as a director of Renaissance Learning, Inc., a provider of learning information systems software.

William R. Voss Director since 1998 Age 50	Mr. Voss has served as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm, since January 2000. From June 1999 to December 1999, he was an independent business consultant. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor, from August 1995 until May 1999. He also served as Chief Executive Officer of McCain Foods, Inc. and President of Pilgrims Pride Corporation.

William H. Weintraub Director since 2002 Age 61	Mr. Weintraub is currently an adjunct professor in the School of Journalism and Mass Communications at the University of Colorado at Boulder. He is also a frequent guest lecturer at several other universities and he is Executive-in-Residence at the University of Colorado’s Leeds School of Business. He was the Senior Vice President of Marketing of the Coors Brewing Company, a brewer of malt beverages, from 1993 to 2002. His professional career also includes 15 years at Procter & Gamble Company, as well as chief marketing officer positions at Kellogg Company and Tropicana, Inc.

Directors not standing for election this year whose terms expire in 2006:

Jerry L. Ford Director since 1997 Age 63	Mr. Ford has been an independent business consultant since March 2000. Mr. Ford previously served as the Chief Development Officer of Jetways, Inc., a business aircraft management firm, from April 1, 1999 through March 2000; as a consultant to Jetways, Inc. from November 1, 1998 until March 31, 1999; and as Executive Vice President and Chief Operating Officer for Comdisco Network Services, a division of Comdisco, Inc., a computer network implementation and management firm, from June 1994 until April 1998. He also served in various management and officer positions with The Pillsbury Company and General Mills, Inc.

John E. Stokely Director since 1999 Age 51	Mr. Stokely has been an independent business consultant since August 1999. Mr. Stokely previously served as Chairman of the Board, President and Chief Executive Officer of Richfood Holdings, Inc., a wholesale and retail food distributor, from 1998 to August 1999, after holding various senior executive positions at Richfood between 1991 and 1999, including President from 1995 until August 1999, and Chief Executive Officer from 1996 until August 1999. Mr. Stokely also serves as a director of Performance Food Group Company, a marketer and distributor of food and non-food products, SCP Pool Corporation, a distributor of swimming pool supplies, and Transaction Systems Architects, Inc., a provider of software products to facilitate electronic payments and commerce.

Information About the Board of Directors and Its Committees

      The Board of Directors has three standing committees, each of which is composed exclusively of independent directors, as determined by the Board, and operates under a written charter adopted by the Board setting forth its purpose, authority and responsibilities. The Board has also determined that three members of the Audit Committee, John E. Stokely, John H. Grunewald and William R. Voss, are “audit committee financial experts” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act. The principal functions of the committees are described below.

Audit Committee

•	Assists the Board in its general oversight of the Company’s accounting and financial reporting processes, financial and disclosure controls and compliance processes, and of the independent audits of the Company’s financial statements.

•	Selects the firm to be appointed as Nash Finch’s independent auditor, and evaluates its qualifications, performance and independence.

•	Reviews and approves the scope of annual independent audit and internal audit program.

•	Reviews and discusses with management and independent auditor accounting and audit principles and practices and the adequacy and effectiveness of accounting and financial controls.

•	Gives prior approval to all audit and non-audit services performed by independent auditor.

•	Meets independently with internal audit and independent auditor to discuss the results of their examinations.

•	Reviews with management and independent auditors the periodic reports to be filed by Nash Finch with the SEC.

Corporate Governance Committee

•	Considers and recommends to the Board the size of the Board, nominees for election as director (including those recommended by stockholders), nominees for appointment to standing Board committees as well as policies relating to the functions of such committees.

•	Considers and recommends to the Board proposals regarding director compensation.

•	Implements and monitors the Board’s governance guidelines and recommends to the Board any modifications to the guidelines.

•	Conducts an annual evaluation of overall Board performance and its governance processes and periodic evaluations of individual directors.

•	Reviews succession planning for critical, senior management positions, including the CEO position, and annually assesses the performance and effectiveness of the CEO.

     Compensation Committee

•	Reviews and approves salaries and incentive plan goals and awards for corporate and operating officers, and in doing so for the CEO considers the results of the assessment conducted by the Corporate Governance Committee.

•	Oversees and administers the Company’s incentive compensation, deferred compensation, profit sharing, equity-based compensation and supplemental retirement plans for employees, including approval of equity-based compensation awards for corporate and operating officers.

•	Considers and recommends to the Board nominees for election as corporate and operating officers.

•	Reviews the Company’s compensation structure for executive and management employees, and submits to the Board recommendations regarding changes, including new or revised compensation plans.

•	Reviews and monitors compliance with officer and director stock ownership guidelines.

      The following table summarizes the current membership of the Board of Directors and each of its committees, as well as the number of times each met during the fiscal year ended January 3, 2004 (“fiscal 2003”).

Corporate
	Board of	Audit	Compensation	Governance
	Directors	Committee	Committee	Committee

Carole F. Bitter	X	X	X
Jerry L. Ford	X		Chairman	X
Allister P. Graham	Chairman
John H. Grunewald	X	X	X
Ron Marshall	X
Laura Stein	X	X		X
John E. Stokely	X	Chairman		X
William R. Voss	X	X		Chairman
William H. Weintraub	X		X
Number of fiscal 2003 meetings	10	18	9	3

      Each director attended 75% or more of the total meetings of the Board of Directors and Board committees on which the director served that were held during fiscal 2003.

Compensation of Directors

      Only directors who are not employees are compensated for serving as directors of Nash Finch and are reimbursed for out-of-pocket traveling expenses incurred in attending Board and committee meetings.

      2003 and 2004 Compensation. In October 2003, the Corporate Governance Committee, after having retained and received the report of an independent compensation consultant, recommended to the Board certain changes in the overall compensation structure for non-employee directors for calendar year 2004. In December 2003, the Board approved the recommended changes, to be effective January 1, 2004. The following table summarizes non-employee director compensation provided during 2003 and to be provided during 2004:

Compensation Component	2003 Compensation Program	2004 Compensation Program

Annual Board and committee retainer	$22,000(1)	$30,000
Annual Board chairman retainer	$66,000	$90,000
Annual committee chairman retainer	$5,000	Audit — $10,000
		Others — $5,000
Annual committee member retainer	$2,500	Eliminated
Board meeting fee	$1,500	$1,500
Committee meeting fee	$750	$1,250
Restricted stock units	None	Annual grant with face value of $30,000(2)
Stock options	Annual grant of 5,000 shares(3)	Eliminated

(1)	Required to be paid 50% in cash and 50% in shares of Nash Finch common stock.

(2)	Restricted stock units, which are a form of performance units authorized under the Nash Finch 2000 Stock Incentive Plan, will be awarded to each non-employee director immediately following each annual meeting of stockholders of Nash Finch. The number of restricted stock units awarded to each director will be determined by dividing $30,000 by the fair market value of a share of Nash Finch common stock on the date the restricted stock units are awarded. Restricted stock units will vest six months after they are granted (subject to earlier vesting in the event of a director’s death or disability or a change in control of Nash Finch), and settlement of restricted stock units will occur six months after termination of service as a director. Restricted stock units may only be settled in shares of Nash Finch common stock, with one share of stock issued for each restricted stock unit held. Settlement of restricted stock units will be accelerated upon a change in control of Nash Finch, unless a director waives the right to such acceleration. Restricted stock unit account balances will be credited with additional units representing the deemed reinvestment of dividend equivalents.

(3)	Options were granted under the Nash Finch 1995 Director Stock Option Plan, which provided that each non-employee director would receive, immediately following each annual meeting of stockholders of Nash Finch, a grant of an option to purchase 5,000 shares of Nash Finch common stock. The options have an exercise price equal to the fair market value of a share of Nash Finch common stock on the date of grant, became exercisable six months after the date of grant and have five-year terms. Effective December 31, 2003, the Board suspended all future grants of options under the 1995 Plan.

      Deferred Compensation. The 1997 Non-Employee Director Stock Compensation Plan (“1997 Plan”) provides non-employee directors with the opportunity to defer the receipt of their compensation (other than stock options or restricted stock units) either through share units credited to a phantom stock account or dollar denominated credits to an interest bearing cash account. Amounts deferred to the phantom stock account will be credited with additional share units representing the deemed reinvestment of dividend equivalents, and distributions from the phantom stock account are made only in shares of Nash Finch common stock. Amounts deferred to the cash account are payable only in cash. In each case, the amounts deferred are payable upon termination of service as a director. The Board has approved the establishment of a benefit protection trust to serve as the source of funds and securities to satisfy the Company’s deferred compensation obligations to directors under the 1997 Plan, and expects to fund the trust at a level equal to the amount of such obligations.

CORPORATE GOVERNANCE

Governance Guidelines

      During the past year, we have reviewed our corporate governance policies and practices in light of evolving regulatory requirements, recommended best practices, and our longstanding commitment to managing Nash Finch for the long-term benefit of its stockholders. As a result of this review, the Board adopted restated Corporate Governance Guidelines in February 2004, which can be found in the “Corporate Governance” section of the Nash Finch website at www.nashfinch.com. Consistent with the Guidelines:

•	Independent Directors. All of the members of the Board except for Mr. Marshall, the Chief Executive Officer, have been determined by the Board to be “independent directors” as the term is defined in Rule 4200(a)(15) of the Nasdaq Stock Market.

•	Independent Chairman. The chairman of the Board is an independent director. The Guidelines also provide that if at any time the chairman of the Board is not an independent director, one of the independent directors shall be designated by the Board as the lead independent director to chair executive sessions of the independent directors, set Board agendas with the Board chairman, and perform such other functions as the Board may specify from time to time.

•	Committee Composition. All committees of the Board are composed exclusively of independent directors.

•	Committee Charters. Each committee operates under a Board-approved charter setting forth the purpose, authority and duties of the committee. Copies of these charters can be found in the “Corporate Governance” section of the Nash Finch website at www.nashfinch.com.

•	Executive Sessions of Independent Directors. Each regularly scheduled Board or committee meeting will include an executive session of the independent directors without management present.

•	Access to Outside Advisors. The Board and its committees may retain independent outside financial, legal, compensation or other advisors as they deem necessary or advisable.

•	Assessing Board and Committee Performance. Annual evaluations of the performance and effectiveness of the Board and each committee are conducted.

•	Code of Business Conduct. During 2003, the Board adopted a revised Code of Business Conduct applicable to Nash Finch directors and employees, as well as a Code of Ethics for Senior Financial Management applicable to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Copies of these Codes can be found in the “Corporate Governance” section of the Nash Finch website at www.nashfinch.com.

•	Share Ownership by Directors. Directors are expected, within three years of joining the Board, to accumulate Nash Finch stock whose value is at least five times the amount of the annual retainer.

•	Director Attendance at Annual Stockholders Meetings. Directors are expected to make every reasonable effort to attend the annual meetings of the stockholders of Nash Finch. All directors attended the 2003 annual meeting of stockholders.

Director Candidates

      Nash Finch stockholders may recommend individuals for inclusion by the Board in the slate of nominees which the Board recommends to the stockholders for election. The qualifications of recommended candidates will be reviewed by the Corporate Governance Committee.

      Stockholders may recommend individuals for the Corporate Governance Committee to consider as potential director candidates by submitting a written recommendation to the Secretary, Nash Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Recommendations must be received by the Secretary on or before October 1 of any year in order to be considered by the Corporate Governance Committee for possible nomination at the Nash Finch annual meeting of stockholders the following year. Any recommendation must include:

•	sufficient biographical information concerning the recommended individual for the Committee to consider, including employment and educational background, other board and committee memberships, and any relationships that might affect a determination by the Board that the individual would be considered independent;

•	a written consent signed by the recommended individual by which he or she agrees to stand for election if nominated by the Board and to serve if elected by the stockholders; and

•	the name and address of the stockholder submitting the recommendation, the number of shares of Nash Finch common stock held of record and beneficially by the stockholder, and the name in which such shares are registered on the stock transfer records of Nash Finch.

The Corporate Governance Committee may require that the recommended individual furnish additional information if necessary to assist the Committee in assessing the qualifications of that individual to serve as a director.

      In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Corporate Governance Committee will apply the criteria set forth in Nash Finch’s Corporate Governance Guidelines. These criteria include the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. Consideration of a candidate is made in the context of an assessment of the perceived needs of the Board and its committees at the particular point in time, and no specific weights are assigned to particular criteria. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities.

Communications from Stockholders

      Stockholders who wish to communicate with the Board may do so by writing to the Board or a particular director. Such communications should be addressed to the Board of Directors or a particular director c/o Secretary, Nash Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. All communications will initially be received and processed by the Secretary of Nash Finch, who will then refer the communication to the appropriate Board member (either the director named in the communication, the Chairman of the Board committee having authority over the matter raised in the communication, or the Chairman of the Board in all other cases). The director to whom a communication is referred will determine, in consultation with Company counsel, whether a copy or summary of the communication will be provided to the other directors. The Board will respond to communications if and as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth information regarding beneficial ownership of our common stock as of March 19, 2004 for each stockholder who we know owns beneficially more than five percent of the outstanding shares of common stock on that date.

			Percent
Name and Address of the Beneficial Owner	Amount		of Class(a)

Barclay’s Global Investors, N.A.	1,101,242	(b)	9.0%
Barclay’s Global Fund Advisors 45 Fremont Street San Francisco, CA 94105
Wells Fargo & Company	1,073,048	(c)	8.7%
420 Montgomery Street San Francisco, CA 94104;
Wells Capital Management Incorporated 525 Market Street, 10th Floor San Francisco, CA 94104
Dimensional Fund Advisors, Inc.	818,479	(d)	6.7%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

(a)	Based upon 12,285,696 shares of common stock outstanding as of March 19, 2004.

(b)	The amount of shares is based upon a Schedule 13G dated February 13, 2004 reporting beneficial ownership as of December 31, 2003. Barclay’s Global Investors, N.A. reported that it has sole voting and investment power over 840,263 shares. Barclay’s Global Fund Advisors reported that it has sole voting and investment power over 205,475 shares. All such shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(c)	The amount of shares is based upon a Schedule 13G dated February 10, 2004 reporting beneficial ownership of common stock by such persons as of December 31, 2003. Wells Fargo & Company (“WFC”) reported that it is a parent holding company that has sole voting power as to 1,068,548 shares, shared voting power as to 900 shares, sole investment power as to 1,043,625 shares, and shared investment power as to 27,689 shares. Wells Capital Management Incorporated (“WCMI”), a subsidiary of WFC, reported that of the shares deemed beneficially owned by WFC, WCMI has sole voting power as to 1,025,427 shares and sole investment power as to 1,035,625 shares.

(d)	The amount of shares is based upon a Schedule 13G dated February 6, 2004 reporting beneficial ownership as of December 31, 2003. Dimensional Fund Advisors, Inc. (“DFA”) reported that it is an investment advisor or manager for certain investment companies, group trusts and separate accounts (“funds”), and as such possesses sole voting and investment power over the 818,479 Nash Finch shares that are owned by such funds. None of these funds, to the knowledge of DFA, owns more than 5% of the class. DFA disclaims beneficial ownership of such securities.

SECURITY OWNERSHIP OF MANAGEMENT

      The table below sets forth information regarding beneficial ownership of our common stock as of March 19, 2004 for:

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table below, otherwise known as our “named executive officers;” and

•	all of our directors and executive officers as a group.

      For the purpose of calculating the percentage of the class beneficially owned, the number of shares of common stock outstanding includes:

•	12,285,696 shares of common stock outstanding as of March 19, 2004; and

•	shares of common stock subject to options held by the person or group that are currently exercisable or exercisable within 60 days from March 19, 2004, or shares of common stock that the person or group may have the right to acquire through other means within 60 days from March 19, 2004.

      Except as indicated in the footnotes to this table and subject to any applicable community property laws, the persons in the following table have sole voting and investment power with respect to all shares listed as beneficially owned by them.

						Total Shares of Common
				Number of		Stock Beneficially Owned
				Share Units(a)/
	Number of		Number of	Performance			Percent of
Name of Beneficial Owner	Shares		Options	Units(b)		Amount	Class

Carole F. Bitter	4,000	(c)	15,500	24,423	(a)	43,923	*
Jerry L. Ford	8,500	(d)	15,500	7,614	(a)	31,614	*
Allister P. Graham	17,000		15,500	35,541	(a)	68,041	*
John H. Grunewald	8,533	(e)	12,500	16,590	(a)	37,623	*
Laura Stein	300		12,500	4,134	(a)	16,934	*
John E. Stokely	8,229		15,000	—		23,229	*
William R. Voss	2,043		15,500	18,958	(a)	36,501	*
William H. Weintraub	1,500		5,000	1,373	(a)	7,873	*
Ron Marshall	40,000	(f)	327,000	8,394	(b)	375,394	3.0%
Bruce A. Cross	16,426		33,000	3,525	(b)	34,951	*
Robert B. Dimond	9,749	(g)	41,000	—		50,749	*
Kathleen E. McDermott	3,659	(g)	18,000	—		21,659	*
All Directors and Executive Officers as a Group (19 persons)(h)	141,974	(i)	573,700	120,552		836,226	6.4%

*	Less than 1%.

(a)	Each share unit is payable in one share of Nash Finch common stock to a non-employee director upon termination of service on the Board under the 1997 Non-Employee Director Stock Compensation Plan.

(b)	Reflects shares that may be issued upon settlement of 50% of the total performance units held by the named executive officer if the officer voluntarily terminates employment with the Company before reaching age 60. As of March 19, 2004, the total performance units held by Mr. Marshall and Mr. Cross were 16,788 and 7,051, respectively. Each named executive officer will have the right to settlement of 100% of the performance units if his employment ends before age 60 due to death, disability or termination by the Company without cause, or if his employment ends after age 60 for any reason other than termination for cause. If he is terminated for cause before age 65, he forfeits all performance units unless the Compensation Committee determines otherwise.

(c)	Includes 1,000 shares owned beneficially by a trust for the benefit of Dr. Bitter’s husband, but as to which she disclaims any beneficial interest.

(d)	Includes 500 shares owned by Mr. Ford’s wife, but as to which he disclaims any beneficial interest.

(e)	Includes 500 shares held by a trust for which Mr. Grunewald’s wife serves as a trustee, but as to which he disclaims any beneficial interest.

(f)	Includes 2,600 shares owned beneficially by Mr. Marshall’s wife, but as to which he disclaims any beneficial interest. Also includes 30,000 shares of unvested restricted stock as to which he has sole voting power; investment power, however, will vest in additional 10,000 share increments on February 19 of the years 2005 through 2007.

(g)	Includes 575 and 477 shares of unvested restricted stock held by Mr. Dimond and Ms. McDermott, respectively, as to which each individual has sole voting power, but as to which investment power will vest on May 12, 2005 and February 23, 2006.

(h)	Jerry L. Nelson, named in the Summary Compensation table on page 12, resigned from the Company on March 1, 2004.

(i)	Includes 4,600 shares as to which voting and investment power are shared or may be deemed to be shared, and 31,052 shares of unvested restricted stock as discussed in notes (f) and (g).

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Summary of Cash and Certain Other Compensation

      The following table sets forth the cash and non-cash compensation earned during the fiscal years ending January 3, 2004, December 28, 2002 and December 29, 2001 by our Chief Executive Officer and our four other most highly compensated executive officers, otherwise known as our “named executive officers.”

Summary Compensation Table

					Long Term Compensation
					Awards
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	All Other
Name and		Salary	Bonus	Compensation	Stock Awards	Options	Compensation
Principal Position	Year	($)	($)(a)(b)	($)	($)(c)	(#)	($)(d)

Ron Marshall	2003	$673,149	$698,625	$22,740 (e)	—	40,000 (f)	$143,100
Chief Executive Officer	2002	673,149	507,303	—	$1,456,750	—	148,147
	2001	655,889	750,000	—	—	85,000	137,557
Jerry L. Nelson (g)	2003	$425,464	$306,075	—	$1,795	30,000	93,622
Former President and Chief	2002	350,191	252,805	—	—	25,000	78,977
Operating Officer	2001	288,246	275,000	—	—	25,000	60,455
Robert B. Dimond	2003	$310,205	$258,750	—	$4,488	10,000	70,090
Executive Vice President,	2002	284,506	210,707	—	—	25,000	60,840
Chief Financial Officer	2001	247,742	240,000	—	—	15,000	78,598
and Treasurer
Kathleen E. McDermott(h)	2003	$267,534	$175,950	—	$2,996	15,000	54,041
Senior Vice President,	2002	189,748	129,665	—	—	25,000	38,102
General Counsel & Secretary	2001	—	—	—	—	—	—
Bruce A. Cross	2003	$260,917	$175,950	—	—	5,000	59,935
Senior Vice President,	2002	254,300	168,565	—	—	7,500	59,391
Business Transformation	2001	247,742	192,000	—	—	15,000	55,927

(a)	Bonuses for services rendered have been included as compensation for the year earned, even though bonuses were actually paid in the following year. For fiscal 2002 and 2003, each executive officer was entitled to elect to receive some or all of his or her bonus in shares of Nash Finch common stock, valued at the fair market value of such stock on the date the Compensation Committee approved the bonus payouts. To the extent a recipient elected to receive shares of common stock as part of a bonus payout, the recipient would also receive restricted shares of common stock equal in amount to 15% of the unrestricted shares received. The bonus amounts shown in the table for 2002 and 2003 include the value of the shares of unrestricted common stock received as part of the bonus payment attributable to each year, but the value of additional restricted shares awarded as a result of an individual having elected to receive some or all of a bonus in unrestricted shares is reported under “Restricted Stock Awards.”

(b)	For fiscal 2001, the amount of each bonus shown was paid 50% in cash and 50% in restricted shares of common stock. The number of restricted shares received was determined utilizing the fair market value of Nash Finch common stock on the date the Compensation Committee approved the bonus payouts. Restricted shares awarded vested one year after the date of grant. Restricted share awards to the named executive officers in payment of 50% of the bonuses approved for 2001 are summarized as follows:

Restricted Shares
Awarded in
Payment of 50%
of Bonus

Name	2001

Ron Marshall	12,818
Jerry L. Nelson	4,700
Robert B. Dimond	4,101
Bruce A. Cross	3,281

(c)	The amount shown for Mr. Marshall for 2002 reflects the value of an award of 50,000 shares of restricted stock under the 2000 Stock Incentive Plan effective February 19, 2002. Of the 50,000 shares of restricted stock subject to this award, 20% vest annually beginning one year after the date of grant. On each vesting date, Mr. Marshall also receives a cash payment in an amount equal to 40% of the fair market value of the shares that vest on that date to partially offset taxes due. The amounts shown for Messrs. Nelson and Dimond and Ms. McDermott for 2003 reflect the value of awards of 160, 400 and 267 restricted shares, respectively, on May 12, 2003, the date they received such awards as a result of having elected to receive a portion of their 2002 annual bonus payments in shares of unrestricted stock. These restricted shares vest in full two years after the date they were awarded. Cash dividends are paid on restricted stock if, and to the extent, dividends are paid on common stock generally. The aggregate unvested restricted stock holdings of the named executive officers on January 3, 2004, and the value of those holdings on that date (based on the fair market value of Nash Finch common stock), were as follows:

	Restricted Shares	Value
Name	at 1/3/04	at 1/3/04

Ron Marshall	40,000	$943,600
Jerry L. Nelson	160	3,774
Robert B. Dimond	400	9,436
Kathleen E. McDermott	267	6,299

(d)	For each named executive officer, the amount shown for fiscal 2003 includes a credit on behalf of the officer to Nash Finch’s Supplemental Executive Retirement Plan (SERP), above-market interest accrued during fiscal 2003 on SERP and deferred compensation account balances, and a contribution to the Nash Finch Profit Sharing Plan (a 401(k) plan). The amounts for each named executive officer are as follows:

	Credit	Above Market	Contribution	Total Other
Name	to SERP	Interest	to 401(k)	Compensation

Ron Marshall	$134,630	$5,548	$2,922	$143,100
Jerry L. Nelson	85,093	1,892	6,637	93,622
Robert B. Dimond	62,041	1,412	6,637	70,090
Kathleen E. McDermott	53,507	534	0	54,041
Bruce A. Cross	52,183	1,115	6,637	59,935

(e)	Tax reimbursement payment made to Mr. Marshall in connection with the February 2003 partial vesting of a restricted stock award (see note (c) above).

(f)	Non-qualified stock option awarded on May 12, 2003 in connection with the decision by the Compensation Committee to make a discretionary reduction in the cash bonus payable for 2002 under the Performance Incentive Plan. The award of this stock option was also reported in the Nash Finch proxy statement for its 2003 annual meeting of stockholders given its relationship to Mr. Marshall’s 2002 annual bonus.

(g)	Mr. Nelson resigned from the Company on March 1, 2004.

(h)	Ms. McDermott joined the Company on March 26, 2002.

Option Grants During Fiscal 2003

      The following table summarizes the options granted to the named executive officers during fiscal 2003.

	Individual Grants
					Potential Realizable
		% of Total			Value at Assumed
		Options			Annual Rates of
	Number of	Granted to			Stock Price Appreciation
	Securities	Employees			for Option Term(b)
	Underlying	during Fiscal	Exercise	Expiration
Name	Options(a)	Year 2003	Price ($/sh)	Date	5%($)	10%($)

Ron Marshall	40,000	13.9%	11.22	5/11/08	$123,995	$273,997
Jerry L. Nelson	30,000	10.4%	17.35	7/6/08	$143,805	$317,770
Robert B. Dimond	10,000	3.5%	17.35	7/6/08	$47,935	$105,923
Kathleen E. McDermott	15,000	5.2%	17.35	7/6/08	$71,902	$158,885
Bruce A. Cross	5,000	1.7%	17.35	7/6/08	$23,967	$52,962

(a)	Reflect grants of stock options under the 2000 Stock Incentive Plan. Mr. Marshall’s option was granted on May 12, 2003, while options to the other named executive officers were granted on July 7, 2003. Each option has an exercise price equal to the fair market value of a share of our common stock on the date of grant, has a five-year term, and vests in 20% increments beginning six months after the date of grant and, thereafter, on each of the first four anniversaries of the date of grant.

(b)	Potential realizable value is calculated based on an assumption that the price of our common stock will appreciate at the assumed annual rates shown (5% and 10%), compounded annually from the date of grant of the option until the end of the option term. These assumed annual rates are applied according to Securities and Exchange Commission (“SEC”) rules and therefore are not intended to forecast possible future appreciation, if any, of our common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the continued employment of the named executive by Nash Finch. There can be no assurance that the amounts reflected in this table will be realized.

Option Exercises in Fiscal 2003/Fiscal Year-End Option Values

      The following table summarizes the number of shares acquired upon exercise of stock options by our named executive officers during fiscal year 2003 and the number of their outstanding stock options at the end of the fiscal year and the value of such options for which the fair market value of our common stock on that date exceeded the exercise price.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at 1/3/04		at 1/3/04(a)
	Shares
	Acquired on	Value	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise(#)	Realized	(#)	(#)	($)	($)

Ron Marshall	—	—	319,000	81,000	$2,425,760	$669,790
Jerry L. Nelson	—	—	86,000	69,000	$802,428	$376,210
Robert B. Dimond	—	—	79,000	46,000	$848,400	$279,750
Kathleen E. McDermott	—	—	10,000	30,000	—	$93,600
Bruce A. Cross	—	—	32,000	20,500	$314,400	$115,050

(a)	Represents the difference between the fair market value of common stock on January 3, 2004 ($23.59) and the exercise price of the in-the-money options, before payment of applicable income taxes.

Supplemental Executive Retirement Plan

      The Nash Finch Supplemental Executive Retirement Plan (“SERP”) is an unfunded plan designed to provide retirement income to eligible participants to supplement amounts available from other sources. The plan is administered by the Compensation Committee, which selects participants from among Nash Finch’s management and highly compensated employees. Currently, the executive officers of Nash Finch participate in the SERP.

      Under the SERP, each participant who is actively employed by, or on an approved leave of absence from, Nash Finch or an affiliated entity on the last day of a calendar year will be credited with an amount equal to 20% of his or her base salary for that year. On the last day of each calendar quarter, the Compensation Committee will credit each participant’s SERP account with earnings on the average daily account balance for the quarter equal to the quarterly equivalent of the average annual corporate bond yield for each month during the quarter, as reported by Moody’s Investor’s Service, Inc.

      Participants become fully vested in their SERP contribution account and the related earnings upon attaining age 65. Participants also become fully vested in their SERP accounts upon death or disability during the term of their employment, or upon a change in control of Nash Finch. If a participant’s employment terminates prior to any of the foregoing events, the degree of vesting will be determined on the basis of his or her years of participation in the SERP, ranging from 0% for less than five years’ participation to full vesting for ten or more years’ participation. The entire balance of a participant’s SERP account will be forfeited if the participant engages in competitive activity at any time during which the participant is employed by Nash Finch or an affiliated entity or is receiving distributions under the SERP, or if the participant’s employment is terminated for dishonesty or criminal conduct.

      Distributions under the SERP begin the first month of the next calendar year following a participant’s termination of employment. Payments will be made in 120 monthly installments, determined in each case by dividing the participant’s vested account balance by the number of remaining payments due. Prior to commencement of a participant’s distributions, the Compensation Committee may elect to make the distribution in any alternative form, subject to certain conditions set forth in the SERP.

      The amounts credited to the SERP accounts of the named executive officers with respect to fiscal year 2003 are included in the “All Other Compensation” figure shown in the Summary Compensation Table above.

Change in Control and Severance Arrangements

      We have entered into change in control agreements with each of the executive officers and certain other key employees of Nash Finch and its subsidiaries. Absent a “change in control,” these agreements do not require Nash Finch to retain the executives or to pay them any specified level of compensation or benefits.

      Each agreement provides that if an employee is terminated within 24 months of a change in control of Nash Finch (or, in limited circumstances, prior to such a change in control) for any reason other than death, disability, retirement or cause, or if the employee terminates within 24 months of a change in control for “good reason,” then the employee is entitled to receive a lump sum payment equal to the employee’s highest monthly compensation during the 36 months prior to the termination multiplied by either 12, 24 or 36 months. The employee is also entitled to the continuation of certain benefit plans (including health, life, dental and disability) for the employee and his or her dependents for 12, 24 or 36 months. The multiple referred to above is 36 months for Mr. Marshall, 24 months for Mr. Dimond, Ms. McDermott and Mr. Cross, and either 24 months or 12 months for all other designated employees. In addition, if the employee is required to pay any federal excise tax or related interest or penalties on the payments associated with the change in control, an additional payment (“gross-up”) is required in an amount such that after the payment of all taxes, income and excise, the employee will be in the same after-tax position as if no such excise tax had been imposed.

      For purposes of these agreements, “good reason” generally includes reductions in compensation or benefits, demotions, relocation and any termination for reasons other than death, disability or retirement within 6 months of a change in control. A “change in control” is generally deemed to have occurred if: (a) a majority of Nash Finch’s Board is no longer comprised of individuals who were directors at the time these agreements were entered into or who became directors with the approval of a majority of the “incumbent directors”; (b) another party becomes the beneficial owner of at least 30% of Nash Finch’s outstanding voting stock; (c) Nash Finch sells or otherwise disposes of all or substantially all of its assets, or is liquidated or dissolved; or (d) a change in control of the type required to be reported in response to item 1(a) of Form 8-K under the Securities Exchange Act occurs.

      Similar events, which specifically include certain mergers or consolidations and a third party becoming the beneficial owner of varying percentages of Nash Finch’s outstanding voting stock, also constitute a change in control under other compensation and benefit plans maintained by Nash Finch and in which the executive officers named in the Summary Compensation Table participate. Under the terms of the 1994 Stock Incentive Plan and the 2000 Stock Incentive Plan and the agreements evidencing stock options awarded under these plans, upon a change in control, the Compensation Committee may (a) provide that the options will become immediately and fully exercisable upon the change in control and remain exercisable for the duration of their terms, or (b) provide that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the “spread” between the fair market value of the option shares immediately prior to the change in control and the exercise price of the option shares. Option award agreements under the 2000 Stock Incentive Plan commonly provide for immediate and full exercisability upon a change in control of stock options that have been outstanding for at least six months, and for payment of the option “spread” upon a change in control if the Compensation Committee so decides.

      Under the terms of the 2000 Stock Incentive Plan and award agreements thereunder, if a change in control of Nash Finch occurs, all restricted stock awards that have been outstanding at least six months will immediately and fully vest, and the forfeiture provisions relating to the shares underlying all performance units will lapse and the units will immediately be settled and the underlying shares distributed, unless the named executive (or his designee) waives the right to acceleration.

      Under the terms of deferred compensation plans applicable to directors and officers of Nash Finch, upon a change in control, Nash Finch must transfer to a benefit protection trust to be established in connection with each such plan an amount of assets sufficient to bring the value of trust assets to at least 125% of the aggregate balance of all participant accounts in each such plan as of the last day of the month immediately preceding the change in control. The Board has approved the establishment of a benefit protection trust to serve as the source of funds and securities to satisfy the Company’s deferred compensation obligations to directors and officers under these plans, and expects to fund the trust at a level equal to the amount of such obligations.

      Under the terms of the Nash Finch Employee Stock Purchase Plan, the Compensation Committee may accelerate the end of an offering period upon a change in control and either provide for the immediate exercise of all outstanding options under that plan or terminate such options and refund all payroll deductions to plan participants.

      Under the terms of his employment offer letter, Mr. Dimond is entitled to payment of twelve months of severance compensation in the event that his employment is terminated by Nash Finch other than for cause or by reason of a change in control.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information about Nash Finch common stock that may be issued upon the exercise of stock options, the payout of share units or performance units, or the granting of other awards under all of the Nash Finch’s equity compensation plans in effect as of January 3, 2004:

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued upon	Weighted-Average	Future Issuance under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in
Plan Category	and Rights(a)	and Rights(b)	Column (a))(c)

Equity compensation plans approved by security holders	1,285,172 (1)	$18.70 (2)	497,634 (3)
Equity compensation plans not approved by security holders	200,000 (4)	$16.84	—
Total	1,485,172	$18.43	497,634

(1)	Includes stock options awarded under the 2000 Stock Incentive Plan (“2000 Plan”), the 1994 Stock Incentive Plan (“1994 Plan”) and the 1995 Director Stock Option Plan (“1995 Director Plan”), as well as share units acquired under the 1997 Non-Employee Director Stock Compensation Plan (“1997 Director Plan”) and performance units acquired under the 2000 Plan.

(2)	Each share unit acquired through the deferral of director compensation under the 1997 Director Plan is payable in one share of Nash Finch common stock upon the individual’s termination of service as a director, and each performance unit granted under the 2000 Plan is payable in one share of Nash Finch common stock upon the individual’s retirement. As they have no exercise price, the 108,633 share units and 23,839 performance units outstanding at January 3, 2004 are not included in the calculation of the weighted average exercise price.

(3)	The following numbers of shares remained available for issuance under each of our equity compensation plans at January 3, 2004. Grants under each plan may be in the form of any of the types of awards noted:

Plan	Number of Shares	Type of Award

2000 Plan	222,986	Stock options, restricted stock, stock appreciation rights, performance units, stock bonuses
1995 Director Plan	108,000	Stock options
1997 Director Plan	58,914	Share units
Employee Stock Purchase Plan	107,734	Stock options (IRC §423 plan)

No shares remain available for issuance and no future awards may be made under the 1994 Plan. Shares reserved for issuance in connection with awards outstanding under the 1994 Plan will, if those awards are forfeited, be added to the shares available for issuance under the 2000 Plan. In December 2003, the Board of Directors suspended the 1995 Director Plan and no additional awards are expected under that Plan prior to its expiration on March 1, 2005.

(4)	Stock option award made to Ron Marshall, Chief Executive Officer, at the time he joined Nash Finch.

     Description of Plan Not Approved by Shareholders

      Effective June 1, 1998, Mr. Marshall was granted an option to purchase 200,000 shares of Nash Finch common stock at an exercise price of $16.84 per share. The option became exercisable in 25% installments on each June 1 of the years 1999 — 2002. The option expires on May 31, 2007. If Mr. Marshall’s employment ends due to his death, disability or retirement, the option will remain exercisable until the earlier of one year after the date his employment ends or May 31, 2007. If his employment ends for any other reason, the option will terminate unless the Compensation Committee of the Board causes it to remain exercisable. If a change in control of Nash Finch occurs, the Compensation Committee may cause the option to remain exercisable until May 31, 2007 regardless of whether Mr. Marshall remains employed by Nash Finch, or may cause Mr. Marshall to receive cash as of the effective date of the change in control in an amount equal to the “spread” between the fair market value of the option shares as of the date of the change in control and the aggregate exercise price of those shares.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      Overview. The Compensation Committee is responsible for developing and implementing executive compensation policies and programs that support Nash Finch’s primary objective of long-term maximization of stockholder value. The Compensation Committee is comprised of directors who are not officers or employees of Nash Finch and have been determined by the Board to be “independent” under applicable Nasdaq rules.

      The Committee has engaged nationally recognized executive compensation consultants, in the past and currently, to provide advice and assistance in structuring, implementing and modifying the executive compensation program that aligns executive compensation with stockholder interests and the Company’s business strategy and goals. The executive compensation program incorporates motivation and retention features, and links compensation to performance.

      Compensation Principles. The key principles underlying Nash Finch’s executive compensation program during fiscal 2003 were as follows:

•	Place High Portion of Pay at Risk — Executive compensation should be strongly linked to measured performance with a substantial portion of pay at risk. Salaries and other types of “fixed” compensation that do not vary with performance should be de-emphasized.

•	Emphasize Stockholder Value — As an incentive to create long-term value for stockholders, a substantial portion of executive compensation is tied to the value of our common stock.

•	Align Executive and Stockholder Interests — In addition to at-risk pay and emphasis of stock-based compensation, minimum common stock ownership requirements have been established for senior executives.

•	Pay Competitively for Results — Nash Finch intends to provide executives with compensation opportunities competitive with those in companies, comparable in size and scope, with which it competes for people and customers, while supporting a high-performance culture by tying a substantial portion of compensation to results.

      To maintain a competitive total compensation program, comparisons are made with the practices at other companies which operate in a similar business environment and compete with Nash Finch for similar types of executives, with an emphasis on the wholesale and retail food distribution industry. These comparisons typically include half or more of the companies included in the industry peer group for the comparative performance graph shown below, and may include general wholesale companies with similar revenue size.

      Components of Executive Compensation. The principal components of executive compensation are salaries, annual bonuses and long-term incentives.

      Salaries. Salaries for executives are based on level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. The Compensation Committee, taking into account the performance assessment of the CEO by the Corporate Governance Committee, recommends the salary for the CEO to the Board of Directors. The Compensation Committee approves the salaries for the other corporate and operating officers, including the other executive officers, based on a review and evaluation of each such officer’s performance as well as the CEO’s recommendations. Although salaries are reviewed annually, a longer salary adjustment cycle may be used in an effort to reinforce Nash Finch’s philosophy of emphasizing at-risk compensation.

      Annual Bonuses. For fiscal 2003, annual bonuses for Mr. Marshall and three of the executive officers named in the Summary Compensation Table were based entirely upon performance against objectively measurable, predetermined financial and operational goals as specified in the Performance Incentive Plan and approved by the Compensation Committee in March 2003. These goals involved Company net earnings, an independent assessment of retail store performance, and assessments of fill rate, on-time deliveries and selector accuracy for the food distribution segment. These executives were assigned a maximum bonus opportunity ranging from 80% to 120% of base salary. The Compensation Committee retains discretion under the Performance Incentive Plan to provide for downward adjustments in bonus payouts. For fiscal 2003, the goals involving distribution segment performance were met, goals involving retail store performance were not met, and although the net earnings goal was met, the Committee exercised its discretion to approve bonus payments smaller than would have been justified by the Company’s 2003 net earnings performance. The Committee’s rationale for this action was that fiscal 2003 net earnings had benefited from the net impact of certain items that had not been part of the Company’s 2003 budget on which the net earnings goal had been based. The Committee approved bonus payments to the executives named in the Summary Compensation Table ranging from 66% to 104% of base salary.

      For other executives participating in the annual bonus program, bonuses for fiscal 2003 were based 80% on performance against predetermined goals, including one key financial objective and two operational objectives, and 20% on the executive’s personal performance. To the extent these key financial objectives included Company net earnings, the Committee exercised its discretion to adjust the bonus payouts downward as described above. These executives were assigned a maximum bonus opportunity ranging from 40% — 80% of base salary.

      In all cases, performance against the predetermined financial and operational goals was measured after the completion of the audit of Nash Finch’s financial statements for fiscal 2003, and the amount of the executive’s bonus for that year was determined on the basis of such measured performance and assessment of personal performance as applicable. Bonuses earned for 2003 are to be paid in cash, subject to the ability of participants to elect to receive up to 100% of their bonus in shares of common stock in lieu of cash. To further encourage bonus plan participants to increase their ownership interest in Nash Finch stock, participants who elect to receive all or part of their bonus in shares of common stock receive additional shares of restricted stock equal to 15% of the shares paid in lieu of cash. All such restricted stock will vest after two years of continued employment, if the executive has retained beneficial ownership of the unrestricted shares. All bonus and restricted shares are issued under the 2000 Stock Incentive Plan.

      Long-Term Incentives. The Compensation Committee determines long-term incentive participation and award size based on position level, individual and Company performance, and competitive practices. In fiscal 2003, Nash Finch complemented salaries and annual bonuses with awards of non-statutory stock options to 67 executives, including each of the executive officers. In each case, the price at which the options can be exercised equals 100% of the fair market value of a share of our common stock on the date of grant, meaning that the options become valuable only if the stock price appreciates after the date of the award. These options become exercisable in five equal installments, beginning six months after the date of grant and on the anniversary of the date of grant in each of the following four years. The options expire five years after the date of grant.

      Chief Executive Officer Compensation. For fiscal 2003, Mr. Marshall’s annual base salary was $675,000, unchanged since May 2001. The Committee approved a bonus payment to Mr. Marshall for fiscal 2003 equal to 104% of his base salary, reflecting the Company’s performance against the goals for executive officers described earlier under the caption “Annual Bonuses,” including the Committee’s discretionary reduction in the bonus component attributable to the Company’s net earnings.

      The stock option award granted by the Committee to Mr. Marshall during 2003 was granted as part of the Committee’s consideration of the bonus payment to be made to Mr. Marshall for fiscal 2002. In that regard, the Committee exercised its authority to make a discretionary reduction in the 2002 cash bonus under the Performance Incentive Plan, and in lieu of the amount of the reduction, to grant Mr. Marshall a non-qualified option under the 2000 Stock Incentive Plan to acquire 40,000 shares of the Company’s common stock. This action reflected the Committee’s desire to further increase the orientation of Mr. Marshall’s compensation toward stock value and recognize Mr. Marshall’s ongoing high performance. The terms of the option granted were the same as those described above.

      Stock Ownership Requirements. A cornerstone of Nash Finch’s compensation philosophy is aligning stockholder and executive interests through stock ownership. With this in mind, the Company has established a policy regarding stock ownership by senior executives, with three and five year targets. Within three years after implementation of the policy or joining Nash Finch, whichever is later, each executive is required to own an amount of common stock whose fair market value equals or exceeds a specified percentage of his or her base salary. For these purposes, “fair market value” at any time means a rolling 52 week average closing price for Nash Finch common stock on the Nasdaq National Market. Within five years of the same start date, the sum of (i) the fair market value of the common stock owned by each executive plus (ii) the “spread” between the aggregate fair market value of all shares subject to stock options held by the executive and the aggregate exercise price of those options must equal or exceed a specified multiple of his or her base salary. For purposes of this policy, shares of Nash Finch common stock “owned” by the executive include shares held outright, shares of restricted stock and performance units payable in shares of stock. The required targets increase with level of responsibility, and range from 25% of base salary to 100% of base salary for the three year targets, and from 2 times base salary to 5 times base salary for the five year targets. The Compensation Committee periodically reviews the requirements for appropriateness relative to external considerations, as well as current ownership levels relative to the requirements.

      Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally provides that Nash Finch may not deduct compensation in excess of $1 million paid in any taxable year to Mr. Marshall or the other four executive officers named in the Summary Compensation Table, unless the compensation in excess of $1 million is “performance based.” Compensation that is deferred until retirement does not count toward the $1 million limit. The adoption of the Performance Incentive Plan in 2002 was intended to qualify annual bonuses for these individuals as “performance based.” In addition, certain compensation under the 2000 Stock Incentive Plan, such as stock options and awards contingent upon the satisfaction of performance criteria, can also qualify as “performance based.” The Compensation Committee will monitor the executive compensation program with respect to Section 162(m) deductibility issues and while it expects that compensation for all executive officers will be fully deductible, it reserves the discretion, if circumstances warrant, to provide for compensation that would not be deductible.

      During fiscal 2003, compensation paid to Mr. Marshall and the other executive officers was fully deductible.

      Conclusion — The Compensation Committee believes its executive compensation policies and practices have effectively served the interest of stockholders and Nash Finch, and the Committee continues to assess the effectiveness of these policies and practices in aligning executive compensation with stockholder interests and the Company’s business strategy and goals.

COMPENSATION COMMITTEE

Jerry L. Ford, Chairman
Carole F. Bitter
John H. Grunewald
William H. Weintraub

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on Nash Finch common stock for the last five fiscal years with the cumulative total return over the same period of the S&P SmallCap 600 Index (in which Nash Finch is included) and two peer groups of companies selected by Nash Finch (weighted according to the peer companies’ market capitalization at the beginning of each fiscal year).

      Information for two peer groups is presented because Nash Finch has decided to transition from utilizing its prior peer group consisting of SuperValu Inc. (SVU), Spartan Stores, Inc. (SPTN) and Fleming Companies, Inc. to a new peer group consisting of SVU, SPTN and the nine companies in the Russell 2000 index (besides Nash Finch) that operate grocery wholesale distribution and/or retail supermarket businesses. These Russell 2000 companies are Arden Group Inc. (ARDNA), Great Atlantic & Pacific Tea Co. Inc. (GAP), Ingles Markets Inc. (IMKTA), Pathmark Stores Inc. (PTMK), Ruddick Corporation (RDK), Smart & Final Inc. (SMF), United Natural Foods Inc. (UNFI), Weis Markets Inc (WMK) and Wild Oats Markets Inc. (OATS).

      The decision to transition from the prior peer group to the new peer group was prompted by the sale by Fleming Companies, Inc. of its grocery wholesale distribution business as part of its bankruptcy reorganization, and by Nash Finch’s desire to complement the two remaining full-line distributors of grocery products at wholesale and retail from the prior index with companies from an index whose median market capitalization is comparable to that of Nash Finch, and which operate in either or both of the industry segments in which Nash Finch operates. The Compensation Committee has approved the selection of the companies in the new peer group.

      The comparison assumes the investment of $100 in our common stock, the S&P SmallCap 600 Index, the Prior Peer Group and the New Peer Group at the end of fiscal 1998, and the reinvestment of all dividends.

	Starting Point	Return	Return	Return	Return	Return
Company/Index Name	1/2/99	1/1/00	12/30/00	12/29/01	12/28/02	1/3/04

Nash Finch Company	$100	46.68	88.98	231.61	60.85	191.67
S&P SmallCap 600 Index	100	112.40	125.67	135.00	114.14	158.89
New Peer Group	100	84.60	60.37	86.09	60.06	91.87
Prior Peer Group	100	75.92	58.53	97.67	59.32	93.22

Source:	Standard & Poor’s Investment Services

AUDIT COMMITTEE REPORT

     Membership and Role of the Audit Committee

      The Audit Committee consists of directors who are each considered “independent” under the Nasdaq Stock Market Corporate Governance Rules, Section 301 of the Sarbanes-Oxley Act of 2002 (section 10A(m)(3) of the Securities Exchange Act) and the SEC’s rules implementing Section 301. All members of the Audit Committee are financially literate under applicable Nasdaq Stock Market Corporate Governance Rules, and three members of the Committee — Mr. Stokely, Mr. Voss and Mr. Grunewald — are “audit committee financial experts” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which can be found in the “Corporate Governance” section of the Nash Finch website at www.nashfinch.com. The Audit Committee reviews the adequacy of its charter on an annual basis.

      As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting processes, the Company’s financial and disclosure controls and compliance processes, and the independent audits of the Company’s financial statements. Management is responsible for the preparation, presentation and integrity of Nash Finch’s financial statements and public reports, its financial and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has the ultimate responsibility to select, compensate, evaluate and, when appropriate, replace Nash Finch’s independent auditor. In discharging its responsibilities, the Audit Committee has the authority to engage its own outside advisors.

      The Audit Committee pre-approves all audit and non-audit services to be performed for Nash Finch by its independent auditor to insure that the provision of such services does not impair the auditor’s independence. To further avoid the existence of any relationships that could affect the independent auditor’s independence, the Audit Committee has also adopted a policy strictly limiting the circumstances under which Nash Finch may employ former partners, principals, shareholders and professional employees of its independent auditor.

      The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by Nash Finch regarding accounting, internal controls and auditing matters, including a process by which Nash Finch employees may anonymously and confidentially submit complaints and concerns regarding questionable accounting or auditing matters.

     Review of Nash Finch’s Audited Financial Statements for the Fiscal Year ended January 3, 2004

      The Audit Committee has reviewed and discussed the audited financial statements of Nash Finch for the fiscal year ended January 3, 2004 with Nash Finch’s management and Ernst & Young LLP (“Ernst & Young”), Nash Finch’s independent public accountants. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Audit Committee has also received the written disclosures from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

      Based on the review and discussions noted above, the Audit Committee recommended to the Board that Nash Finch’s audited financial statements be included in Nash Finch’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 for filing with the SEC.

AUDIT COMMITTEE

John E. Stokely, Chairman
Carole F. Bitter
John H. Grunewald
Laura Stein
William R. Voss

INDEPENDENT AUDITORS

Selection of Independent Auditors and Attendance at Annual Meeting

      On July 7, 2003, the Audit Committee engaged Ernst & Young as the independent public accountants to audit the financial statements of Nash Finch for the fiscal year ended January 3, 2004. At its April 2004 meeting, the Audit Committee will conduct its review of the independent public accountants’ performance, independence, qualifications and quality controls, and will make its final decision as to the retention of the independent public accountants to audit the Nash Finch financial statements for the fiscal year ending January 1, 2005, which is expected to be Ernst & Young. We have requested and expect a representative of Ernst & Young to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

Change in Independent Auditors During Two Most Recent Fiscal Years

      Ernst & Young had also been engaged as our independent public accountants prior to July 29, 2002. Effective that date, upon the recommendation of the Audit Committee, the Board had dismissed Ernst & Young and engaged Deloitte & Touche LLP (“Deloitte & Touche”) as our independent public accountants to audit Nash Finch’s financial statements, beginning with its financial statements for the fiscal year ended December 28, 2002. Neither of the reports of Ernst & Young on the financial statements of Nash Finch for the two fiscal years ending December 29, 2001 contained an adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during the two fiscal years ending December 29, 2001 and each subsequent interim period preceding July 29, 2002 which, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreements(s) in connection with their reports. No “reportable events,” as identified in Regulation S-K, Item 304 (a)(1)(v), occurred within the two most recent fiscal years and each subsequent interim period preceding July 29, 2002.

      During the two fiscal years ending December 29, 2001 and any subsequent interim period prior to July 29, 2002, Deloitte & Touche had not been consulted by us either with respect to the application of accounting principles to a specific transaction, the type of audit opinion that might be rendered on Nash Finch’s financial statements, or any “disagreement” or “reportable event” as described in Item 304(a)(2)(ii) of Regulation S-K.

      Effective January 28, 2003, Deloitte & Touche resigned as our independent public accountants. Deloitte & Touche had not reviewed, audited or rendered any report on any of the financial statements of Nash Finch as of any date or for any period during the time it served as our independent public accountants. During the period of Deloitte & Touche’s engagement, there were no disagreements between us and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

      During the period of Deloitte & Touche’s engagement, certain information came to its attention that Deloitte & Touche determined if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued. However, due to its resignation, Deloitte & Touche was not able to conclude what effect, if any, these matters have on Nash Finch’s previously issued or to be issued financial statements. The information pertained to an informal inquiry commenced October 9, 2002 by the Division of Enforcement of the SEC into the Company’s practices relating to “count-recount” charges assessed to the Company’s vendors in connection with certain types of promotional allowances, and a corresponding investigation of our practices and procedures relating to count-recount charges commenced by special outside counsel in conjunction with the Audit Committee. Deloitte & Touche advised the Audit Committee and the Company that, as of the date of its resignation, the Company had not provided Deloitte & Touche with sufficient evidence for it to conclude that our accounting practices for count-recount charges were appropriate.

      On March 14, 2003, we reported that the staffs of the SEC’s Office of the Chief Accountant and Division of Corporation Finance had indicated that, based on our oral and written representations, they would not object at that time to our accounting for count-recount charges. The investigation by the SEC’s Division of Enforcement of our treatment of count-recount charges is ongoing and the response by the staffs of the Office of Chief Accountant and Division of Corporation Finance does not preclude any further action by the Division of Enforcement. We are cooperating fully with the SEC.

      As noted, Ernst & Young was again engaged by the Audit Committee effective March 11, 2003. We had consulted with Ernst & Young after October 9, 2002 regarding our accounting for count-recount charges, and Ernst & Young concurred with our conclusion that our accounting for these count-recount charges was in accordance with generally accepted accounting principles.

      The information reported in the preceding six paragraphs was previously reported by Nash Finch in Current Reports on Form 8-K filed on July 29, 2002, February 4, 2003 and March 14, 2003. Both Ernst & Young and Deloitte & Touche were provided with the opportunity to review this information, and neither firm indicated a desire to present its views in the Company’s proxy statement.

     Fees Paid to Independent Auditors

      The following table sets forth the amounts Ernst & Young and Deloitte & Touche billed us for audit services with respect to fiscal 2002 and fiscal 2003 and for other professional services rendered during those fiscal years. As noted above, Ernst & Young has been engaged as our independent auditor since March 11, 2003, and was engaged as our independent auditor prior to July 29, 2002, and Deloitte & Touche was engaged as our independent auditor from July 29, 2002 until January 28, 2003.

	Aggregate Fees Billed

Type of Fee	Fiscal 2003	Fiscal 2002

Audit Fees
Ernst & Young	$508,400	$599,347
Deloitte & Touche	—	130,000
Audit-Related Fees(1)
Ernst & Young	119,500	303,698
Deloitte & Touche	—	71,440
Tax Fees(2):
Ernst & Young	—	19,600
Deloitte & Touche	—	—
All Other Fees(3)
Ernst & Young	1,500	—
Deloitte & Touche	—	1,680,112
Total Fees
Ernst & Young	$629,400	$922,645
Deloitte & Touche	—	1,881,552

(1)	Audit-Related Fees — The amount in 2003 represents fees for consultations regarding internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002. The amount for Ernst & Young in 2002 represents fees for assistance to the Company in responding to an SEC inquiry and investigation. The amount for Deloitte & Touche in 2002 represents fees for benefit plan audits.

(2)	Tax Fees — The amount in 2002 represents fees for tax advice related to employee benefit plans.

(3)	All Other Fees — The amount in 2003 represents fees for access to an accounting information service. The amount in 2002 represents fees for actuarial services and consulting regarding financial information systems and other matters.

     Pre-Approval of Audit and Non-Audit Services

      Under its charter, the Audit Committee is required to pre-approve all audit and permitted non-audit services to be provided by the independent auditor to Nash Finch and its subsidiaries. Consistent with that requirement, the Audit Committee has adopted a pre-approval policy in accordance with which it annually considers for pre-approval all audit and non-audit services proposed to be provided by the independent auditor during the succeeding twelve month period. As to any services the Audit Committee wishes to approve, it will either approve the specific engagement, or identify the particular pre-approved services with a sufficient level of detail so that senior financial management of the Company will not be called upon to judge whether a proposed service is actually pre-approved. The Audit Committee will also establish a dollar limit for each pre-approved service that may not be exceeded without obtaining further pre-approval from the Audit Committee. Any proposed engagement that involves a service not previously approved, or that would entail fees in excess of the amount previously authorized for the specific service, must be presented to the Audit Committee for consideration at its next meeting or, if earlier consideration is required, to the Chairman of the Audit Committee. The Chairman will report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee regularly reviews reports of services being provided to Nash Finch by its independent auditor. During fiscal 2003, all services provided to Nash Finch by Ernst & Young were provided in accordance with the pre-approval procedures outlined above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding shares of common stock to file with the SEC reports of initial ownership and reports of changes in ownership in Nash Finch securities. We provide assistance to our directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.

      To our knowledge, based upon a review of the copies of reports filed and written representations, all filing requirements applicable to directors and executive officers were complied with on a timely basis during the fiscal year ended January 3, 2004.

2005 STOCKHOLDER PROPOSALS

      Any proposal of a Nash Finch stockholder intended to be presented at the Annual Meeting of Stockholders in 2005 and that is to be included in our proxy statement and form of proxy must be received by the Secretary of the Company at our principal executive office no later than December 10, 2004. A stockholder who wishes to make a proposal at the Annual Meeting in 2005 without including the proposal in our proxy statement should notify us of the matter to be presented no later than February 23, 2005. If a stockholder fails to give notice by that date, then the persons named as proxies by us for the 2005 Annual Meeting will have discretionary authority to vote on the stockholder’s proposal. Any stockholder who intends to nominate an individual to serve on the Company’s Board of Directors must provide advance written notice to the Secretary of the Company not less than ten days prior to the date of the stockholders meeting at which directors will be elected. The content of the notice is specified in Article VIII of the Company’s Restated Certificate of Incorporation.

HOUSEHOLDING INFORMATION

      Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that you and other holders of Nash Finch common stock in your household may not receive separate copies of our Proxy Statement or Annual Report (which includes our annual report on Form 10-K). We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Nash Finch Company, Attention: Corporate Secretary, P. O. Box 355, Minneapolis, MN 55440-0555, telephone (952) 832-0534. If you and others in your household are currently receiving multiple copies of our Proxy Statement and Annual Report and wish to receive only a single copy of each, you may write or call us at the same address and telephone number.

MISCELLANEOUS

      Our Board is not aware of any other matters which may be presented to our stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

      We will bear the cost of soliciting proxies. Directors, officers and regular employees of Nash Finch may, without compensation other than their regular compensation, solicit proxies by mail, telephone, facsimile or other electronic transmission, or personal interview. Nash Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of our common stock.

By Order of the Board of Directors

Kathleen E. McDermott
Senior Vice President, General Counsel and Secretary

April 9, 2004

Minneapolis, Minnesota

NASH FINCH COMPANY

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 18, 2004

10:00 am (CDT)

Nash Finch Headquarters
7600 France Avenue South
Minneapolis, Minnesota 55435

NASH FINCH COMPANY
proxy

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2004.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees named in Item 1.

By signing this proxy, you revoke all prior proxies and appoint Allister P. Graham, Ron Marshall and Kathleen E. McDermott, and each of them, with full power of substitution, to vote all shares of the common stock of Nash Finch Company held by you on March 19, 2004, on the matters shown on the reverse side and any other matters which may come before the Annual Meeting to be held on May 18, 2004, and any adjournment thereof.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 noon (CDT) on May 17, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/nafc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 noon (CDT) on May 17, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark your voting choices on the proxy card, sign it and date it.

•	Return the proxy card in the postage-paid envelope we’ve provided or return it to Nash Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR each nominee named in Item 1.

1.	Election of directors:	01 Allister P. Graham	☐	Vote FOR all	☐	Vote WITHHELD from
		02 Ron Marshall		nominees		all nominees
03 Laura Stein

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Address Change? Mark box ☐
Indicate changes below.	Date

Signature(s) in Box

Please sign exactly as your name appears on the Proxy. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee, etc., you should include your title and authority. Corporations or partnerships should provide the full name of the entity and the title of the authorized person signing the Proxy for the entity.